APPROVAL CERTIFICATE
                                       OF
                        SINO-FOREIGN JOINT VENTURE IN PRC


(Left Side)

Approval No.:              Xianyang Joint Venture [1992] No. 006
Approval Date:             October 29, 1992
                           (Seal on date)

(Right Sight)

Name of Joint Venture:
         In Chinese:
         In English:       XIANYANG DAMING ELECTRONICS CO., LTD.

Address:                   70 West Weiyang Road, Xianyang, Shaanxi Province
Type of company:           Joint Venture        Term of the Joint Venture:  30
Total Investment:          USD2,560,000
Registration Capital:      USD1,800,000

Investors:

Name:
Party A:          Xianyang Pianzhuan Development Co. Ltd.
Party B:          Asia Electronics Holding Co. Ltd.

Registration Place:
Party A:          PRC
Party B:          British Virgin Island

Contributions:
Party A:          US$360,000
Party B:          US$1,440,000

Field of Operation:
Manufacturing of deflection yokes.